Exhibit 10.26

Hand-Delivered

November 5, 2009

Eric Rodli

4834 Oakwood Avenue

La Canada, CA 91011

Re: Separation and Release

Dear Mr. Rodli:

This letter agreement (the “Agreement”) will confirm our termination of your employment with DivX, Inc. (“DXN”) effective November 5, 2009 (where each of “you” and “DXN” shall be a “Party” or “Parties” under this Agreement as applicable).

Concurrent with this letter, I am delivering to you 3 checks totaling $10,579.94, reflecting payment to you of $5,384.41 for salary through November 5, 2009 less applicable withholdings, for PTO equal to 38.65 hours, and for housing stipend for the month of November equal to $4,000.00, less applicable withholdings (“Salary/PTO Payment/Housing Stipend”). Within thirty (30) days of the date of this Agreement, you will receive notification from Benefits Coordinators Corp. (BCC) regarding your COBRA benefits.

Please refer to the attached Closing Statement regarding the current status of your options and the time for exercising such options. Should you have any questions, please contact the stock administrator, Victoria Feroni (vferoni@divxcorp.com or 1-858-882-0633).

In exchange for your agreement to the terms contained in this Agreement, and subject to your continued adherence to the terms and conditions of the confidentiality agreement entered into by and between you and DXN, DXN will: (a) pay you severance equal to three (3) months of salary (gross payment of $87,500.04) less applicable withholdings (“Severance Payment”); (b) pay you a Q3 2009 bonus of $87,500.04, less applicable withholdings, which bonus will be paid at such time as Q3, 2009 bonuses are paid to eligible employees (“Bonus Payment”); and (c) assume, and hold you harmless from, any lease payments or other obligations under the remainder of the lease (starting December 1, 2009) for the apartment (“Apartment”) at 777 Solana Circle East, Solana Beach, CA 92075 (“Lease Assumption”) and refund the $5,500 security and pet deposit you previously paid out of pocket with respect to the Apartment (“Deposit Refund”).

You acknowledge and agree that you shall receive no other salary, bonus or other payment from DXN other than the Salary/PTO/Housing Stipend Payment, Severance Payment, Bonus Payment, Deposit Refund and Lease Assumption.

Each Party agrees to release the other Party, as well as its past and present officers, directors, employees, agents, and any affiliated entities, (“Released Parties”) from any and all liability related to or arising out of your employment with or separation from DXN or from any events, transactions or occurrences between you and DXN to date. This release specifically includes, but is not limited to, any claims for wages, benefits, or premium pay, wrongful discharge, retaliation, breach of implied contract, breach of implied covenant of good faith and fair dealing, harassment or discrimination and/or violation of any statutes, rules, regulations or ordinances, whether federal, state or local, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, age claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act of 1990, Section 1981 of Title 42 of the United States Code, and the California Fair Employment and Housing Act, provided, however, that with respect to DXN’s release of you and your Released Parties as set forth in this paragraph, such release shall exclude acts of moral turpitude, gross negligence or willful misconduct by you.

Further, you agree that this release is to be interpreted broadly and includes the waiver of all rights under California Civil Code section 1542, which provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You represent and agree that, prior to the execution of this Agreement, you have had the opportunity to discuss the terms of this Agreement with legal counsel of your choosing.

Notwithstanding anything to the contrary in this Agreement, with respect to your period of employment at DXN nothing in this Agreement shall affect any prior or existing rights or obligations you may have under that certain Indemnity Agreement dated March 13, 2009 between you and DXN (“Indemnity Agreement”), under DXN’s D&O, E&O or CGL insurance policies, or under the indemnification provisions of DXN’s Amended and Restated Bylaws. For the sake of clarity, DXN acknowledges and agrees that the termination as set forth in this Agreement shall be considered a “Covered Termination” for the purposes of that certain Change in Control Severance Benefit Plan as entered into between you and DXN pursuant to the March 13, 2009 Participation Notice.

By signing this Agreement, you are agreeing that you have not filed any claims against DXN or any of the other Released Parties in any court or with any governmental agency and, except as otherwise required or permitted by law, you will not prosecute, nor allow to be prosecuted on your behalf, in any state or federal court or administrative agency, any claim related to the matters released in this Agreement. Notwithstanding the foregoing, you acknowledge that you are not giving up any rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

In addition, you agree that you will return by November 12, 2009 all DXN property, data, and information belonging to DXN and agree that you will not use or disclose to others any confidential or proprietary information of DXN or the other Released Parties. You further agree to comply with the continuing obligations set forth in the agreement you signed at the time you were hired regarding confidentiality. In addition, both Parties agree to keep the terms of this Agreement confidential between you and DXN, except that you may tell your immediate family, and either Party may discuss the terms of this Agreement with each Parties’ respective attorneys, consultants, bankers, advisors or accountants, if any and as needed, or other third parties if required by law; but in no event should you discuss this Agreement or its terms with any current or prospective employee of DXN.

Each Party also agrees that it will not act in any manner that might damage the other Party’s business or reputation, or the business or reputation of any of the other Released Parties. You further agree that you will not counsel or assist any third parties, or their attorneys, in the preparation, presentation, or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against DXN and/or against any of the other Released Parties, unless under a subpoena or other court order to do so. You further agree that you will reasonably assist DXN, and its attorneys, at DXN’s cost, in the preparation, presentation, or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against DXN and/or against any of the other Released Parties.

This Agreement is not an admission by DXN or the other Released Parties that they have engaged, or are now engaging, in any unlawful conduct. DXN and the other Released Parties specifically deny any liability and intend merely to achieve an amicable separation by securing this release of all claims.

This Agreement shall be construed under the laws of the State of California, both procedural and substantive. The Parties consent to the exclusive jurisdiction of the Superior Court of the County of San Diego (Central District) to resolve any dispute regarding this Agreement.

You acknowledge that you have been advised that you have forty-five (45) days to consider this Agreement and that you were informed that you have the right to consult with counsel regarding this Agreement. To the extent you have taken less than forty-five (45) days to consider this Agreement, you acknowledge that you have had sufficient time to consider the Agreement and to consult with counsel and that you do not desire additional time.

This Agreement is revocable by you for a period of seven (7) days following your execution of this Agreement. The revocation by you of this Agreement must be in writing, must specifically revoke this Agreement, and must be received by DXN prior to the eighth (8th) day following the execution of this Agreement by you. This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following your execution of the Agreement and will not become effective or enforceable in the event that you revoke it.

This Agreement is intended to be a binding legal document. This Agreement, together with the confidentiality agreement signed by you, sets forth the entire agreement between you and DXN and shall be binding upon each party’s heirs, representatives and successors and supersedes any prior agreement on this subject. No amendments to this Agreement will be valid unless written and signed by you and an officer of DXN.

If the foregoing terms and conditions are entirely satisfactory to you, please date and sign the Agreement below and return the original to me.

Sincerely,

DivX, Inc.

By:	/s/ Johnny Y. Chen	Nov. 5, 2009
	Johnny Y. Chen	Date
General Counsel

ACKNOWLEDGED AND AGREED:

	/s/ Eric Rodli	Nov 16, 2009
	Eric Rodli	Date